Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q1 2015 Willbros Group Inc Earnings Call

EVENT DATE/TIME: MAY 06, 2015 / 01:00PM GMT

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

CORPORATE PARTICIPANTS

Mike Collier Willbros Group, Inc. - SVP of IR, Marketing, and Communications

John McNabb Willbros Group, Inc. - CEO and Director

Mike Fournier Willbros Group, Inc. - President and COO

Van Welch Willbros Group, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Tahira Afzal KeyBanc Capital Markets - Analyst

Dan Mannes Avondale Partners - Analyst

Noelle Dilts Stifel Nicolaus - Analyst

Cleve Rueckert UBS - Analyst

Andrew Buscaglia Credit Suisse - Analyst

Allie Hemmings D.A. Davidson & Co. - Analyst

Martin Malloy Johnson Rice & Company - Analyst

Mike Shlisky Global Hunter Securities, LLC - Analyst

PRESENTATION

Operator

Greetings and welcome to the Willbros Group first-quarter 2015 earnings conference call. (Operator Instructions). As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mike Collier, Senior Vice President, Investor Relations. Thank you. You may begin.

Mike Collier - Willbros Group, Inc. - SVP of IR, Marketing, and Communications

Thank you. Good morning, everyone, and thanks for joining us today. Speaking today will be John McNabb, Chairman and Chief Executive Officer; Mike Fournier, President and Chief Operating Officer; and Van Welch, Executive VP and Chief Financial Officer.

This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided by the Company in yesterday’s press release.

Information recorded on this call speaks only as of today, May 6, 2015; and time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts — which address activities, events, or developments the Company expects or anticipates will or may occur in the future — are forward-looking statements.

A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated May 5, 2015, and on our website.

And now I will turn the call over to John McNabb, Chairman and CEO. John?

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

John McNabb - Willbros Group, Inc. - CEO and Director

Thanks, Mike. Good morning, everyone, and thank you for joining us this morning. Our first-quarter results were, as we expected, weaker than the fourth quarter. Low volumes of work, weather, and the concern created by our need to obtain covenant relief were all factors. But we are taking actions to correct the major issue, which is the need to reshape and balance our business to generate margins sufficient to cover our costs and produce satisfactory returns. We are dealing with this directly and urgently.

We are a late-cycle business, and the decline and oil prices; the resultant drop in the rig count; and reduced capital budgets of producers and transporters all continue to impact our customers, our markets, and our outlook. Recognizing these factors, we are continuing to reshape not only our oil and gas segment, but all of Willbros.

Our objective is to reduce our G&A costs and the indirect costs required to support our service lines in order to achieve positive operating performance. It is imperative that we be a smaller, leaner company going forward: smaller, because our markets demand a more focused the delivery of our service offerings; and leaner, because we compete more effectively with lower G&A and indirect costs. Relative to the reshaping of Willbros, we are not done yet.

And now Mike Fournier will provide an operational update.

Mike Fournier - Willbros Group, Inc. - President and COO

Thanks, John. Good morning, folks. We continue to be on track with the initiatives I outlined in our last call. In our oil and gas segment, we have continued to see small awards in the downstream, pipeline integrity, and facilities group. We continue to look at some midsize products for our pipeline group in 2015. Most of the large project opportunities that we are responding to today are for 2016 work. The wind-down in the Permian and Northern Plains regional construction business units continues on plan.

In Canada, we have seen a number of recent awards, including a multiyear pipeline integrity contract and some oil sands capital project work. The dollar value of bids tendered in the first quarter of 2015 was up 50% over the same period last year. The bulk of this is oil sands capital and sustainable project work expected to be awarded in Q2. Most of the work is scheduled for late Q2 through Q4 of this year, with significant amounts carrying through 2016 and into 2017.

In our professional services segment, adjustments have been made in the segment G&A and indirect staff as a result of the sale of UtilX and Premier. The majority of staffing level adjustments in both our upstream and downstream engineering operations have been made. In downstream engineering, these reductions were prompted by project deferrals. Our upstream engineering unit has seen reduced demand for midstream oil design work, while demand for routing and design of gas pipeline transmission remains steady.

Our field solution group continues to see a buildup in land acquisition services related to the electrical utilities work. Our utility T&D business units are seeing increased field activity levels in April with improved weather conditions. They are focused on completing work impacted by weather delays in Q1 as well as planned work for Q2. Our transmission business unit met client completion dates in Q1 despite disruptions to the business unit management team, and is now focused on securing additional work to offset the summer downturn in their legacy transmission MSA work.

The utility T&D segment now has operating presence in 10 states and has a more balanced customer base with increased revenue opportunities throughout the Southeast, with new customers and Master Service Agreements for transmission; substation; and distribution, construction, and maintenance.

And now Van will discuss our financials.

Van Welch - Willbros Group, Inc. - EVP and CFO

Thanks, Mike, and good morning. I would like to begin with a review of our operating results. All comparisons will be sequential unless otherwise stated. In the first quarter of 2015, we generated revenue of $346.9 million, which is a decrease of approximately $103.8 million from the fourth-quarter 2014. This contraction reflects the refocusing of our oil and gas segment, decreased market demand for services in our oil and gas and Canadian segments, and adverse weather impacts.

The professional services results include the contributions of UtilX and Premier, which were sold late in the first quarter of 2015. We reported operating income of $35.2 million in the first quarter of 2015, which includes a $58.5 million gain on the sale of UtilX and Premier. Excluding the gain on sale of these businesses and other charges of $4 million, we recorded operating losses of $19.3 million, which is in line with the guidance we provided during our year-end call.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

The other charges of approximately $4 million consist primarily of the impairment of a corporate asset being sold, lease abandonments, and employee severance costs. Our oil and gas segment recorded an operating loss of $11 million in the first quarter of 2015, which is relatively flat to the fourth quarter of 2014. Oil and gas segment revenue declined approximately 52%, primarily due to our planned exit from the regional delivery model as well as a slow start in our mainline pipeline business.

The first-quarter operating loss is primarily driven by the underutilization of mainline pipeline construction resources and additional costs associated with exiting the regional delivery model. We are continuing to reshape our oil and gas segment by winding down regional delivery, which is shifting from an office-centric model to a project-based model.

Canada reported a loss of $1.5 million in the first quarter of 2015 as compared to income of $1.7 million in the fourth quarter of 2014. The losses in Canada are primarily the result of one loss project and a shift towards maintenance work, which yields lower margin.

Utility T&D reported a $4.9 million operating loss for the first quarter of 2015, which is primarily attributable to bad weather in Texas and along the Atlantic seaboard. Professional services reported an operating loss of $6 million in the first quarter of 2015. This was primarily related to $3.1 million worth of losses associated with Premier and UtilX, which were sold at the end of the quarter, coupled with lower utilization in our engineering services.

Our current total headcount at March 31 is 6,100, which is down approximately 23% from the end of last year. More specifically, we are making substantial reductions to our indirect and SG&A headcount. The majority of these reductions have already been made. We anticipate the full impact of these reductions will result in approximately $8.5 million in cost reduction per quarter beginning in the third quarter.

Now, moving to liquidity: as of March 31, 2015, our total liquidity — defined as cash and cash equivalents plus revolver availability — was $100.1 million at March 31. We had $39 million of cash and cash equivalents, and there were no revolver borrowings.

Our DSO at March 31, 2015, was approximately 89 days, which is a 15-day increase from our December 31, 2014, result. This increase is primarily related to the decline in revenues, certain unbilled receivables, and delayed payments by some key customers.

Our current cash balance as of May 5, 2015, was $58.9 million. We also continue to evaluate and entertain the sale of discrete assets to further pay down long-term debt.

And now a few words on backlog. At March 31, 2015, our 12-month backlog was approximately $599.6 million compared to approximately $739.7 million at December 31, 2014. And our total backlog was approximately $1.2 billion compared to approximately $1.4 billion at December 31, 2014.

Total backlog decreased approximately $196.5 million, and 12-month backlog decreased approximately $140 million. Of these overall decreases, approximately $137.5 million in total backlog and $87.1 million in 12-month backlog is attributed to the sale of UtilX and Premier in the first quarter of 2015.

Now, finally, guidance. We now expect annual revenue to range from $1.3 billion to $1.5 billion in 2015. As we continue to reshape Willbros and our cost reduction initiatives take hold, we expect our operating results — excluding gains from the sale of assets — to improve significantly in the second quarter.

Now, operator, we will move to Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Tahira Afzal, KeyBanc.

Tahira Afzal - KeyBanc Capital Markets - Analyst

John, when we met a while back, you had indicated you saw opportunities to work mainline pipeline work into next year. It seems like what you are saying is coming true. We are seeing it in a lot of customer budgets, and now some of your peers are reporting that, too.

Could you talk a bit about your capacity there — how you are engineering the restructuring to really position yourself there into 2016? In other words, where could your revenues potentially go there?

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

John McNabb - Willbros Group, Inc. - CEO and Director

So, Tahira, thanks. It is a good — very good question. What we found is — if you think about where we are, we have actually increased liquidity right now. But we have had some customer pushback, and Mike will talk a little bit more about that; I’m going to pass this over to Mike.

But we have had some customer pushback really only in the oil and gas segment, and mainly our mainline business. And so we are having to deal with that. That is just sort of the cards that we got played or got dealt, so we are dealing with that.

I mean, to me, what we are doing with reshaping the business — we are going to continue to reduce debt. We have tightened operations. And Mike can talk about that. But it is clear with our operating results now, as far as actually project management — it’s much tighter than it has been for a long, long time at Willbros.

We are going to also - with the lower revenue guidance, we are going to continue to reduce SG&A to match the anticipated revenues. And if you think about higher backlog and higher revenue, a lot of that that you are not seeing any more, Tahira, comes out of the regional delivery business. It just wasn’t profitable. It wasn’t managed well, wasn’t profitable. And we have basically eliminated that business.

We still have some — I guess you would call legacy SMA [sic, meant MSA] work that we are trying to complete. But that business now is going to be run out of Houston as we are closing down offices. And that’s taken a long time, because it was a very complicated business.

So what we have done is we are turning the revenue we have into profitable revenue. So when you think about leaner and more efficient, that’s what we are trying to be as a Company. I don’t think we are done with headcount reduction yet. We still have a ways to go with that.

My sense for the model going forward is we don’t need redundant G&A two or three different places in this Company. So what we are going to see is more vigorous SG&A in the regions or in our segments, and probably more of a holding company headcount at corporate.

Mike, do you want to continue with that?

Mike Fournier - Willbros Group, Inc. - President and COO

Sure. So, Tahira, maybe if we look at individual segments: our utility TD, in terms of backlog there, has been steady. The clients’ support of our strategy was to get through some restructuring within Chapman, our transmission business unit. We have completed that. We feel we’ve upgraded the talent pool there. And their focus today is actually diversifying their client base further — and, as I spoke to in the script, come up with a strategy to offset the summer downturn in transmission work, where they are working around live lines.

In Canada we have actually seen in the bid activity level come back. And our first two — well, Q1 for sure, and I am seeing in the Q2 — the large project opportunities. We kind of hit a lull there between large projects we finished up in last year and then projects that we have currently bid and are waiting on awards.

I think I mentioned in the last call that the clients up there — they weren’t recycling, but they are just taking longer. More questions, more clarifications. But the total volume of bids is actually up. And it is latticed in terms of work that is available for this year, next year, and even some of it into 2017. That is somewhat counter to what I would say the average heavy industrial contractor is seeing up in the oil sands.

The nature of the work we do, being pipeline-centric, some ways tends to be on the front end of these projects. The larger component of the sustainable project work up there involves pipeline.

So our construction and maintenance business unit in the Wood Buffalo area has kind of skirted around this downturn. And really, all they have been having to address is — they finished up large projects last year. There’s a two-quarter lull, and they are pending bids on several large pieces of work.

We do have an industrial construction unit in Canada. It is finishing up a rail terminal project. They also do tank work there. And they have positioned themselves well. The tank work opportunities continue to be strong, although they’re facing the same downturn or deferral of traditional piping, structural steel, the mechanical work that other heavy industrial contractors are doing up in that area. And, likewise, module opportunities are far and few between.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

We really have not penetrated the cross-country pipeline up in Canada at this point. We have confirmed our participation in the integrity work. I made reference to a multiyear contract there. And we are building up the stable, the bench, to take on cross-country work. And we do see demand continuing to build for 2016 in Canada around those cross-country opportunities.

In oil and gas, as John mentioned, we actually saw a reduction in opportunities going into the back end of 2015. We had two projects where we had received verbal award that — in April, those got pulled. And we saw a large sole-source opportunity on some terminal work that the owner had been working with us for six or nine months, and in April he elected to go out to bid on that as opposed to continuing to — working on a sole-source basis to form a contract with us.

The impact of that was actually close to $300 million of potential backlog. And when we sit with clients — and we spend a lot of time sitting with clients, working through — we call it restoring client confidence, most of them get it very quickly. They see that the working capital is coming back out of the regional business units. They see that our volume of work for the year is down significantly from last year; and, thus, we are very well positioned from a liquidity standpoint to execute the work.

But what we are finding in the US market is that they are in a lull here, where there is more contractors than work. And so they really just don’t have to deal with that complication.

Now, they are all saying: stay in touch, keep talking to us quarterly; because we can see there’s a problem coming here in the back-end of the year in 2016. We expect contractors — and at that point, we are going to have to — you have got an “A” team sitting on the bench. So this is not an issue of technically we don’t want to use you; we want to use you.

The issue is: we really don’t have to deal with the financial piece of it until a couple quarters. And we think it would be nice to see you perform for a couple of quarters. And so with those clients, that is their — we accept that. What we are finding, and it is probably overkill, is we are now finding opportunities to put our project teams to work. And these are superintendents and project managers that are generally historically running $70 million, $80 million projects; and they are running $15 million projects.

So is it as challenging as what they would normally undertake? No. But it is keeping our people, our talent intact. And to John’s point, we are having to do adjustments to our indirect and G&A to reflect the fact that these folks are doing $15 million jobs and not $60 million, $70 million jobs. And we are doing that.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay. Second question John, to you, is more thematic. And I — we have seen a couple of more pretty — more frequent headline articles around earthquakes related to shales down in the Oklahoma area, and more talk on fracking and contaminating water into the delta.

Usually I tend to think of that as just sporadic environmental stuff, but it seems to be becoming more frequent. I know you are pretty well-connected within sub-shale producers, et cetera. I would love to get your initial thoughts on whether this is just chatter, or we should be paying a little more attention.

John McNabb - Willbros Group, Inc. - CEO and Director

Yes. I think that’s a really good question, Tahira, that — I am actually dealing with that right now in another part of my life, which I have several parts — business life. So what I am seeing with that is I don’t see much of that in the Bakken at all. I don’t see much of that back East at all. I don’t see anything unusual with earthquake activity anywhere but parts of Oklahoma, Western Oklahoma.

So I think at this point, it’s not some kind of pandemic thing that is going to affect the shales in general. But we can stay tuned on that. We are still trying to dig through the data, because there is a lot of data there that isn’t available to the public yet.

So, the answer is: it is not going to affect the shales, per se, because it’s really pretty much regionally focused just in Central Oklahoma and Western Oklahoma.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay. Thanks, John.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

Operator

Dan Mannes, Avondale Partners.

Dan Mannes - Avondale Partners - Analyst

A couple questions. First, as you look at your guidance for the year, the $1.3 billion to $1.5 billion of revenue, and your current backlog level is (inaudible) $600 million. I guess I am going to say this bluntly: you seem like you have got a lot of work ahead of you from a bidding perspective.

What you see out there that gives you confidence that you can get to that number, number one; and number two, what about the competitive side, particularly your comments before, that maybe there is some of your competing contractors also looking for work?

Van Welch - Willbros Group, Inc. - EVP and CFO

I will start, Dan, and pass it on to Mike. But if you look at the guidance, it really reflects what John and Mike talked about, relating — with Tahira’s questions earlier. Most of the guidance that — you know, we reduced it $100 million, both on the bottom and the top end. Most of that relates to the oil and gas segment, which is directly related to the response that John and Mike had earlier.

There is a small bit of decrease in professional services, but nothing that is even significant. UTD and Canada — we are seeing in the UTD front very little impact associated around the price of oil or energy-related. So we are keeping that guidance the same. We are confident in that. Canada — we have also kept that about the same as well. So the impact was associated around primarily oil and gas.

Mike Fournier - Willbros Group, Inc. - President and COO

To maybe put some numbers to it, Dan — so Canada: I was looking at numbers yesterday. I think in the last six months we have got pending bids of something like $700 million of work we have bid that is yet to be awarded. About $400 million of that is opportunities for 2015, $200 million for 2016, and the remainder goes actually into 2017.

They are, in some cases, large and lumpy. So you either — you get two, and we will exceed our forecast; you get none, and we will be scrambling. But it doesn’t — it isn’t a case of having to go up and chase down the work there. We have actually bid most — we have bid it, not always hitting in exactly the business unit we were expecting to hit in. But nevertheless, the gross number is in the range that we need to attract.

Same in UTD: we are over 80% backlogged for the year, and that continues to grow. So I think that is not a segment that I am worried about finding the work. It does come back to our professional services and our oil and gas group, where historically we would count on a couple — you know, $70 million, $80 million awards, and then fill it in with a $15 million and $20 million. And we are now having to go find, bid, and win opportunities in the $15 million, maybe up to $25 million level.

Those opportunities are there, but it is going to be a grind throughout the whole year to book and execute those. I don’t — I am not counting on having the luxury of booking large pieces of work that are carrying us for a couple of quarters with the same project team.

And professional services, they are comfortable with their backlog through the end of Q3. And the question — you know, they are working their way through on Q4 — is visibility of the market in general versus confidence in Willbros.

And they are seeing a bit of the same effect as our construction group, where there’s lots of engineering capacity at the moment. And so although clients are listening to our story — and I would say 60% just following the line of, yes, we are not concerned; carry on. The other 40% are — sit and wait for a quarter or two. So it is going to be a grind for the rest of the year in our engineering group.

Dan Mannes - Avondale Partners - Analyst

Okay, great. Kind of a follow-up there, and in a similar sense as — Van, you had some comments there about an uplift from Q1 to Q2. When you look at the macro environment, obviously Canada is usually more challenging in Q2. You do not have a ton of backlog for oil and gas going into Q2. I can certainly understand why electric would be better, but maybe — can you walk us through the potential for sequential improvement in the business?

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP and CFO

Yes, thank you. Let me start — I will start at the top line first, Dan, and kind of give you some direction on what we expect in terms of the top line.

In the oil and gas space, we are expecting revenues sequentially in Q1 to increase a bit between Q1 and Q2, mostly associated around pipeline integrity work as well as some downstream-related projects that we expect to occur in Q2. Professional services is going to be about flat between Q1 and Q2 when you take into consideration that we had $27 million of revenue in UtilX and Premier. So minus that, they will be flattish in terms of their services.

Engineering services and that line is going to be down a bit, but the government services work that we do is going to be up. UTD: weather-related activity in Q1, as Mike talked about in his comments — we are going to push revenue that we didn’t do in Q1 because of weather. That is going to get pushed into Q2. I’m expecting revenue to be up in UTD.

Canada is going to be down between Q1 and Q2 for the reasons — one of the reasons that you talked about, that sequentially that is usually the worst quarter. But we are expecting Canada to rebound related to what Mike was talking about with this expected activity in Canada as we get into Q3.

So overall, from a revenue perspective, all in all it should look similar to Q1, maybe slightly down. In terms of operating performance, we have done a heck of a lot of work in terms of rightsizing, getting costs out of the business associated around our regional delivery model. We continue — we have cut costs, as I mentioned, in indirects and overheads. Those are all going to play a bit in Q2, along with greater utilization — you know, pipeline, mainline pipeline and facility space, in our downstreaming space, and in our UTD space associated around weather.

Also, I’ll point out in Q1 we did — as I mentioned in the prepared remarks, we did have losses in Premier and UtilX of about $3 million in Q1 that obviously will not recur because we are selling those businesses, or we sold those businesses at the end of March.

Dan Mannes - Avondale Partners - Analyst

Do you anticipate being positive on an operating income basis in Q2?

Van Welch - Willbros Group, Inc. - EVP and CFO

I am not going to go that far, Dan. I will say that we will be significantly — as we talked about in the guidance, we will have significant improvement between Q1 and Q2.

John McNabb - Willbros Group, Inc. - CEO and Director

And, Dan, that’s mainly — Dan, though, let me throw that out — it is still mainly a little bit of hangover from getting out of the regional business. But that is happening. So — anyway, I will talk a little bit more about that at the end.

Van Welch - Willbros Group, Inc. - EVP and CFO

On that point, let me — thanks, John, for mentioning that, because it gives me the — we will be, we are expecting — we are going to have a bit more nonrecurring-related charges in Q2, mostly around the continuing shutdown of — we’ll have some lease abandonment. We are expecting some lease abandonment costs in Q2 that will have a bit of an impact. All that said, all that in, we are still expecting to have a significant improvement between Q1 and Q2.

Dan Mannes - Avondale Partners - Analyst

Okay. And then one last, if you will indulge me. You are talking a lot about headcount reductions. And I certainly understand that in the context of low revenue. But can you talk about how you are managing the risks around headcount reductions?

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

You know, you had some reporting issues in the past. You had some middle-management project management issues. You are kind of walking a little bit of a fine line with a lot of headcount reductions. How do you ensure that you don’t cause more problems than you solve as you go through this process?

Mike Fournier - Willbros Group, Inc. - President and COO

Dan, the methodology we are applying in the segments is primarily in oil and gas, where we are seeing the substantial reductions are associated with us closing down entire business units. So we are closing down the work they do, as well as the supporting indirects and G&A.

From the perspective of our core business units, we have actually taken some steps to bolster the skill level and product-line-specific knowledge, if that’s the right way of characterizing the talent that we are bringing in. And that is both from an operational standpoint, but as well from the standpoint of the project controls toolkit — making sure they are specific to the type of work we are doing, so we have the right tool for pipeline versus the right tool for facilities; and the training, the review, the oversight of the application of those tools are by seasoned, experienced individuals in that field.

So my comfort level in this has actually increased in this period. And that may not be obvious when you just look at gross headcount reductions.

Dan Mannes - Avondale Partners - Analyst

Got it. Thank you.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

I just wanted to dig into Canada a little bit more. You stated that you are expecting profitability on a go-forward basis. I am just trying to understand if that is contingent upon this opportunity you mentioned — it looks like around $400 million of work in 2015, $200 million in 2016; maybe that is multiple opportunities. — but if that is contingent upon some of these opportunities coming through.

And then you also mentioned one lost project in Canada. Can you expand upon that? Was this an MSA or more of a project-type opportunity?

Mike Fournier - Willbros Group, Inc. - President and COO

Sure. So, first off, it is about a dozen projects that make up that number that I was speaking to, the largest being in the neighborhood of maybe $100 million.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay, perfect.

Mike Fournier - Willbros Group, Inc. - President and COO

So we are not dependent on an absolute win/loss on a single project — we wouldn’t base a forecast around that, nor would we ever commit all our eggs in one basket that way. With respect to — and I missed part of the question, but I think there was a question with respect to a multiyear contract?

Noelle Dilts - Stifel Nicolaus - Analyst

Well, you’d mentioned, I think, in your prepared remarks that you lost one project in Canada. So I was just trying to understand what that was.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

Mike Fournier - Willbros Group, Inc. - President and COO

Oh, we had a loss on one project in Canada. It was a small electrical project, about $3 million in value. And we did put it in a loss position.

Now, in part, that is due to the way we treat change order requests. So at the time of the quarter close, we had expended some costs, and we didn’t have an approved change order to cover that. So we discount that revenue.

We are confident in our ability to collect on that change order. Will it bring the project back into the black? No. It will still be in a slight loss position. But that is how we addressed that change order.

Noelle Dilts - Stifel Nicolaus - Analyst

Oh.

Mike Fournier - Willbros Group, Inc. - President and COO

The bulk of the slowdown in Q1 in Canada was really activity levels. That has slowed down there. And our teams there are very good at performing in a unit price lump-sum environment. So we tend to get higher margins, and we were seeing those high margins in 2014. In Q1 we were doing some good volume. But it was over — a lot of it was over in our industrial construction business unit. It was T&M work, so very low-risk work. But with that, the reduced margins as well.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then I wanted to just understand these $8.5 million of cost reduction savings that you are targeting beginning in the third quarter. Can you give us a sense of how these reductions have essentially progressed through the quarter? Did they mostly come in late in the first quarter in terms of the cost reductions? Were there any more actions taken in April?

And can you just talk about how much of that savings you are expected to recognize in the second quarter? And, finally, are these planned cost reductions based on sort of a base-case revenue scenario? If things trend a little bit worse than you are expecting, would you have to implement some additional reductions?

Van Welch - Willbros Group, Inc. - EVP and CFO

Good question, Noelle. In terms of — first of all, the reductions are associated around overhead and indirects both. They are across the board. I mean, every segment — as John mentioned, we are taking a look, a hard look at every segment. More impact, though, is in the oil and gas and in the corporate areas, if I had to pick the two largest kinds of impacts.

The reductions were done — we actually started late in Q4. They picked up, and the majority of the reductions have happened in Q1. We are anticipating other reductions to occur that we have planned in the early part/middle part of Q2.

That’s why I gave you — when I gave you the total impact of the reduction, it would be as of Q3. But we are anticipating we are going to be all-in at that point. And that $8.5 million is a total reduction that we would anticipate Q3, Q4, both in overhead and in indirects. Obviously, if we are looking at a reduced revenue, to answer the second part of your question, we would be embarking on further cost reductions beyond just the cost reductions associated with direct hire personnel.

Noelle Dilts - Stifel Nicolaus - Analyst

And then my last one here, if I can. The $35.9 million charge associated with the early retirement of the term loan and suspension of the debt covenants — can you talk about how that was split between the charge associated with the debt covenant suspension versus the retirement — if there was anything else that incumbents did not charge? And then the $4 million in other charges — can you talk about how that fell across the segments?

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

Van Welch - Willbros Group, Inc. - EVP and CFO

Sure. On the extinguishment costs and the debt covenant suspension, of the $35.9 million, what we will round up, $33.5 million of that was associated around the 19.9% or the 10.1 million shares — the value of the 10.1 million shares that we presented to obtain that relief.

We also had about $1.3 million of fees that we had associated with the prepayment of the debt. Per our credit agreement, with any term loan paydown, we had a 2% prepayment penalty. The remaining portion of that to get us to the $35.9 million is around non-cash debt extinguishment charges associated with around the paydown of that debt.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Thank you.

Operator

Cleve Rueckert, UBS.

Cleve Rueckert - UBS - Analyst

I am just calling in on behalf of Steven Fisher this morning. More broadly, in terms of recurring services versus more discrete projects, how are you thinking about what the right business model is for the long-term? And where do you see that balance going over time? Because clearly the discrete weighting has led to some volatility.

Mike Fournier - Willbros Group, Inc. - President and COO

So maybe I will take a shot at answering that, Cleve. I think we have got to, again, look at it by segments. In our utility T&D business, multiyear MSA contracts are the norm. And we execute both maintenance and new construction work under those MSAs, and more often than not on a unit rate pricing model. And we don’t see that changing. We are comfortable working in that environment. And we — the operating units that are working in that segment today are staffed to be efficient and competitive in that environment.

In Canada, as I made reference, we have strong execution in the unit rate lump-sum environment there. The nature of that work is split between discrete projects versus multiyear MSAs. But routinely both commercial and contract vehicles utilize unit rate lump sum. There is an ability in Canada on work scopes where there is either core definition, or they are engaging us before the projects are well-defined, that we do work under what we call a fixed-fee model, where our fees are fixed but our costs are reimbursed.

And I made reference to a large project that we are finishing up there that we executed in that model. And it is a judgment call that our management team applies in Canada as to whether they feel that they can manage the risks around unit rate, based on activity level in the marketplace, the quality of the bid document. And so we manage our way through that. Years back, three or four years ago, we struggled with that, got through that, and have been successful in using that model for a couple of years now.

Oil and gas: our pipeline work is unit rate work, and it is discrete projects. Very little of that is multiyear MSAs. Where we experienced problems in the past was in our regional construction businesses, where they were multiyear MSAs, often unit rate, often T&M; but there was a real struggle with utilization. And certainly where we did go off the rails is where we tried to use those business units that were set up for T&M work to do lump sum or unit rate work, and without sufficient controls in place.

And so our solution to that was shut down those businesses; or, in some cases, get them diverted back to their legacy business of — and to make reference to up in the Northeast, we continue to run a business on some small capital project work. So that, I think, is our solution for managing the risks around discrete lump-sum unit rate projects.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

Cleve Rueckert - UBS - Analyst

Okay. Thanks. I appreciate that discussion. And then most of my other questions have been answered. But just to clarify on Canada: do you expect that segment to generate operating profits in the next three quarters of the year?

Van Welch - Willbros Group, Inc. - EVP and CFO

Yes.

Mike Fournier - Willbros Group, Inc. - President and COO

Yes.

Cleve Rueckert - UBS - Analyst

Okay. Thank you.

Mike Fournier - Willbros Group, Inc. - President and COO

You can say that both from an operational or financial perspective. (laughter) A view of our confidence level on that one.

Operator

Jamie Cook, Credit Suisse.

Andrew Buscaglia - Credit Suisse - Analyst

It is Andrew on for Jamie. Just one quick one here on your oil and gas segment. It seems like things are actually getting better for Q2. You guys said revenue should be up sequentially.

And then it sounds like you get that cost reduction impact beginning in Q3. And it sounds like it is more — weighted a little bit more towards the oil and gas segment. I guess overall it’s shaping up — I mean, do you guys think that you could possibly break even in that segment as we exit 2015?

Mike Fournier - Willbros Group, Inc. - President and COO

I’m very comfortable by the time we get in Q3 and Q4, we have positive operating income in our oil and gas business. Are we going to overcome Q1? No. So the momentum is certainly turning in the right direction. The improvement that Van referred to between Q1/Q2 — that is primarily coming from oil and gas.

The question and the solution we have to come up with with our clients is regaining their confidence on awarding us the larger pieces of work. And that is my focus. That is the focus of John Allcorn, the EVP responsible for that business unit, as well as the segment President, Harry New.

That is where we are spending our time, is trying to understand what it will take; and when does the pendulum come back our way with respect to the demand for services are significant enough that they are saying, yes, we want to sit and work through this issue with you.

Andrew Buscaglia - Credit Suisse - Analyst

Okay, thanks. That’s helpful. And then you guys commented on just bidding — the bidding environment looking pretty good for 2016. Could you just walk through maybe your top two or three areas you are excited about that you expect decent awards in 2016? I know you don’t want to specify which awards, but maybe just talk to the segments that you are most excited about for next year.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

Mike Fournier - Willbros Group, Inc. - President and COO

Yes. So in professional services, we continue to see demand for EPC-style execution. Often these are now down in project sizes of $60 million, $80 million. Again, we have to get our clients on board. And we are seeing them talk to us on those now as opposed to waiting two quarters, because more often than not, these are projects that they need to kick off early fall on the engineering side. So we see good opportunity there. That is both on pipeline and compression and terminal opportunities.

The mainline opportunities, particularly gas-driven opportunities, remain very strong for 2016. And we do see demand in Canada. We talked about it; it’s kind of already — we are already seeing that. But we see the cross-country pipeline of opportunities pick up in 2016 in Canada.

And then our transmission distribution — really, Johnny Priest and his teams have got into almost a steady-state mode of growth. It is incremental in nature. It is not big projects. We made reference, I think, in our last call to these projects related to aboveground to belowground on utilities, electrical utilities. And we continue to see momentum build on those opportunities as well as increased demand in 2016 on the transmission buildout in Texas.

Andrew Buscaglia - Credit Suisse - Analyst

All right. Great. Thanks, guys.

Operator

Allie Hemmings, D.A. Davidson.

Allie Hemmings - D.A. Davidson & Co. - Analyst

I was just wondering what we can expect for share count going forward, considering the settlement of the debt covenant?

Van Welch - Willbros Group, Inc. - EVP and CFO

It is going to be — we issued the 10.1 million shares. That is going to be weighted as we go throughout the quarter. We are looking at total shares issued now around 60 million.

Allie Hemmings - D.A. Davidson & Co. - Analyst

Okay. Thank you.

Operator

Martin Malloy, Johnson Rice.

Martin Malloy - Johnson Rice & Company - Analyst

I just wanted to ask around the professional services segment. I had thought of this traditionally as the costs were more variable in there. And you had two quarters in a row of losses there. Can you talk about what is going to take it to get that back to profitability?

Mike Fournier - Willbros Group, Inc. - President and COO

Sure. I’ll speak to that. So in reality when we look at that model what we were finding was a lot of fixed G&A had been built into the professional services business structure. A significant amount of that associated with Premier and UtilX, the two businesses that we sold.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

Ed Wiegele, the segment President of that business unit, and his team over the last month, with the close of the sale of those two businesses, has done — undertaken a significant effort to restructure the G&A in professional services, particularly in our upstream engineering part of the business. He has completed that. That did involve some significant reductions in personnel and major reductions in G&A.

And so going forward, what Ed and his team are dealing with is the normal utilization issue in engineering in terms of moving people around, project personnel, to address relatively small short-term project opportunities. But that is the nature of the engineering business for both our downstream and our upstream engineering houses.

Where we have seen opportunity in terms of growth opportunity is in what we call field solutions. So this is survey as well as land acquisition. They have low G&A associated with that. And the cost is variable; you can turn it on and off quickly. And they are building backlog in that area.

Martin Malloy - Johnson Rice & Company - Analyst

Okay. And then just a question about the relationship with KKR Credit. In the last earnings release, you referred to them as a strong new equity partner. But in subsequent filings, it looks like they can sell the shares at any time. Can you just talk about that relationship and why you referred to them as a partner in the last release?

John McNabb - Willbros Group, Inc. - CEO and Director

Well, that’s — this is John. Well, that is what they are. They hold our long-term debt; plus, they are 17%, 16.5% shareholders at this point. And the relationship that we have them in is quite good. I do not think they are going anywhere.

I think, actually, they are going to become even more of a strong equity partner as we take down their long-term debt. But I see, frankly, if you look at Tenaska, which is in the 13%, 14% range; and you look at KKR, we have 30% of our shares held by very friendly, supportive, long-term shareholders.

So that’s how we are viewing KKR. But it’s a good question. I was going to mention that in my closing remarks anyway. So I’m glad that you asked that.

But it is — in fact, KKR attends our Board calls as an observer. They have the right to a Board seat if they want. They have not chosen to do that. And, in fact, I will be talking with them this morning, just after this call. So it is very interactive, positive relationship that we have with both Tenaska and with KKR.

Martin Malloy - Johnson Rice & Company - Analyst

Thank you.

Operator

Mike Shlisky, Global Hunter Securities.

Mike Shlisky - Global Hunter Securities, LLC - Analyst

I kind of just wanted to follow up on a question that was just asked a few questions ago about utility T&D. That also has been sort of below zero here on the operating profit side for a couple quarters. But it is a pretty healthy overall end market. I was wondering if you could give us a kind of time frame as to when that might return to profitability.

And then, secondly, if you could just talk about the pricing environment in that market. It seems like there has been a pretty high demand for services. Are you seeing any upside to pricing in your most recently signed stuff?

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

John McNabb - Willbros Group, Inc. - CEO and Director

That is a real good question, Mike. This is John. I am going to start. What has happened — it’s probably not obvious to the marketplace, but we have changed management in UTD. Johnny Priest and the senior team is very, very strong, but we have added new management in our Chapman business. So I think right now it is probably the strongest management team that we have in the segments, probably with Canada. So as you think about UTD going forward, part of what you are going to see fall out for that is better management of Chapman will affect our whole UTD business.

Mike?

Mike Fournier - Willbros Group, Inc. - President and COO

Yes. So, I think, Q2 we talked about being a catch-up on work deferred in Q1. The other factor that I would say that Johnny and his team have been wrestling with was starting last year — the previous years, they had large backlogs of transmission work, high-margin work. And past management had really put that in front of looking at a long-term plan to provide sustainable backlog, balanced in both the transmission and distribution, balanced around multiple clients.

And so it has taken Johnny and his team some time to get that in place. He has been successful at that. I made reference to the number of states that business operates in now. We see weather cooperating in Q2 and activity level increase. So we are saying, yes, the — and there’s historical trend to that, as well, with respect to Q2 being a strong year.

The challenge he does have in front of him is he has a very busy fall coming up in the transmission space. But historically the summer is downturned, as folks are — you know, there is high demand for power. So access to do work is limited.

He is working at finding greenfield opportunities to offset that. And I think with that baked in as a year-over-year strategy, then he has got a very strong business on his hands.

Mike Shlisky - Global Hunter Securities, LLC - Analyst

And as far as the pricing goes in that segment?

Mike Fournier - Willbros Group, Inc. - President and COO

Yes. That’s certainly not jumping out at us as something that — you know, nowhere near comparable to the oil and gas businesses, where we are seeing a lot of pressure on pricing. That isn’t visible to me as an issue that he is wrestling with today.

Mike Shlisky - Global Hunter Securities, LLC - Analyst

Okay, great. I will leave it there. Thanks so much.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

One quick follow-up question. I just wanted to dig into regional delivery again a little bit. You have touched on this in some of your comments. But how much did that lose in the quarter? How much further do you have to go in terms of additional restructuring? And then how are you thinking about where you want to get that operation now on a run rate revenue and even margin basis on a go-forward basis?

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

Mike Fournier - Willbros Group, Inc. - President and COO

So, Van can follow up with those actual numbers. I am going to kind of put some character or color around the type of activities we are doing today in the regional business areas. So we talked earlier about — we’ve made a decision to shut the two businesses, the Permian, Northern Plains down. Through Q1 and through April we completed the bulk of those activities.

We have — any new work that we are taking on in those geographic areas, we are setting up and running out of Houston. And what we are currently during with the staff in the offices in those areas are closing out projects where we are no longer active in the field. But we still have to clean up billings and records.

We are spending a lot of effort on disposal of equipment and underutilized equipment that we don’t see a need for going forward, or we would prefer to rent on a short-term basis going forward. And so there’s both the cost of that equipment until we get it disposed; but, as well, the personnel, the trucking, the equipment yard costs that we are incurring as we go through this disposal phase.

That is primarily kind of the nature of the activities we are doing there. And from a standpoint of run rate on revenue going forward, we’d say zero, because our ground rules going forward is all new work is booked through our core business units of pipelines or facilities. And the nature of that work is discrete project work. So they are, generally speaking, unit rate or lump sum projects that we are starting to book through those two business units.

Van Welch - Willbros Group, Inc. - EVP and CFO

In terms of — Noelle, in terms of the loss associated around regional delivery, it was around $4 million in the quarter. And as Mike said, not project-driven losses. Underutilization leases, equipment, yards, things of that nature, which we are quickly working our way out of.

And, Noelle, you mentioned — I failed to answer one of your questions a few minutes ago. And maybe I can do that for you now, in terms of the $4 million, the other charge, and how that gets directed back to the segments.

Most of that, about $1.2 million of that, is kind of directly associated around charges to specific segments that get charged to those segments. The other remaining piece were corporate-related charges that get allocated based on revenue across the segments.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Thanks, that was helpful. And then, lastly, on T&D — I know, again, you have talked about this quite a bit, but I want to understand the seasonality here. You guys have mentioned the summer slowdown a couple of times. Isn’t that typically kind of late summer, July-August? So do you think you could be profitable in the second quarter and then maybe face some of that summer slowdown in the third? I just want to understand how to think about that from a seasonal perspective.

Mike Fournier - Willbros Group, Inc. - President and COO

Yes. So first off, it is generally the transmission side. It’s where we are constructing alongside or modifications to existing transmission systems. It actually starts kicking in in June through late August, early September.

In past years we have had greenfield work that we shifted resources to that are new construction, that are unimpacted by existing lines. And this year, we are finding that we are having to scramble to line up that type of work.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Thank you.

Operator

Ladies and gentlemen, due to the time restraints, we have reached the end of the question-and-answer session. I would now like to turn the floor back over to management for closing comments.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

John McNabb - Willbros Group, Inc. - CEO and Director

Thank you very much. And thanks, folks, for joining our call. I have got a few overall comments which you may find helpful.

So this is the second of the two calls that I have never experienced my entire life, this last quarter and this past quarter — I have had a whole businesses career never having a call like this. So needless to say, I am very unhappy with how we are performing. And that hasn’t changed any since I took over as CEO.

But we are making progress, slower than I wanted. In hindsight, and of course 20/20 is always easy after the fact, the regional delivery business was a failure. And that dates back to an acquisition that the Company made in 2010, where we acquired a business with disparate regional businesses that were amalgamated in something called regional delivery.

The revenue uptick looked very positive. But when you kind of peel back the onion, and you found out what we were doing, who we were doing it with, and who we were competing with, it didn’t make any sense. It was a complicated business to start with, because it took six or seven years to build this thing — or five years, rather — to build this thing.

And if you think about regional delivery, we made a decision, basically when I became CEO, to get out of that business and vastly change how we do business in the regions. And Mike has been a huge help with that, as Van has, plus a new management team in oil and gas.

So, reshaping — we are going to continue to reduce debt. We are going to continue tighten operations. We are going to continue to reduce SG&A to match our anticipated revenue. And that 23% headcount reduction will probably increase. And we are not yet done with reshaping.

We have two shareholders, which we talked about, who own 30%. They are very supportive. Our liquidity has improved. And the debt reduction plan — we’ll continue with that. We bolstered management at the same time we are lowering our G&A. We are currently actively managing the business in communication, which is something I wanted to focus on when I first became CEO — communication throughout the Company has much improved. So I have pushed this team pretty hard. I have pushed myself pretty hard, but I like our response.

Oil and gas management: huge improvement in the quality of people and their ability to run a business. We have also got very strong management teams in UTD. And in Canada, improvement in UTD, with Chapman especially; and professional services has really strong people.

So this is not in any way, shape, or form, guidance. But when I came on board at Willbros as CEO, my one goal has been to get this Company in position where we make net income, not positive operating income. So I still want this Company — and we are reshaping this Company so that we can end up making net income quarter by quarter.

And we are not done with that yet. But you will see some improvement as we go through the year. And, again, thanks for joining our call.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.

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MAY 06, 2015 / 01:00PM GMT, WG - Q1 2015 Willbros Group Inc Earnings Call

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